EXPLORATION DRILLING HAS COMMENCED AT IDAHO-MARYLAND

October 23, 2017 – Vancouver, British Columbia – Rise Gold Corp. (CSE: RISE, OTC: RYES) (“Rise” or the “Company”) is pleased to announce that exploration core drilling from surface has commenced at the Idaho-Maryland Gold Project located in Nevada County, California. The first exploration drill hole has been collared, cased to bedrock, and the rock core is now being logged.

The first drill hole will drill through the Brunswick “Porphyrite” Block and terminate in the surrounding serpentinite which hosts the Idaho mineralization. The first hole is expected to pierce a number of Brunswick style gold-quartz veins and stock-work zones. The end of hole target is the downward extension of the Idaho #1 Vein. Past production of the Idaho #1 Vein is estimated at 935,000 oz gold at an average mill head grade of 38.6 gpt gold.

The Company is drilling a series of widely spaced holes to test a target area on the western side of the I-M Deposit below the area where the historic operator ceased operations upon the mine’s shutdown in 1942 and 1955. Details on the drilling program were previously disclosed by news release on September 21st 2017.

The Company will provide further updates on results as drilling progresses to depth.

About Rise Gold Corp

Rise is an exploration-stage mining company. The Company’s principal asset is the historic past producing Idaho-Maryland Gold Mine located in California, USA. The Idaho-Maryland Gold Mine is one of the United States’ greatest past producing gold mines with total past production of 2,414,000 oz of gold from 1866-1955. Rise is a US corporation incorporated in Nevada, USA and maintains its head office in Vancouver, British Columbia, Canada.

On behalf of the Board of Directors:

Benjamin Mossman

President, CEO and Director

Rise Gold Corp.

For further information, please contact:

RISE GOLD CORP

Suite 488, 1090 West Georgia Street

Vancouver, BC V6E 3V7

T: 604.260.4577

info@risegoldcorp.com

www.risegoldcorp.com

Benjamin Mossman, P.Eng, CEO of the Rise Gold Corp, is the Qualified Person responsible for the content of this news release. The CSE has not reviewed, approved or disapproved of the contents of this news release.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of applicable securities laws. Forward-looking statements are frequently characterized by words such as “plan”, “expect”, “project”, “intend”, “believe”, “anticipate”, “estimate” and other similar words or statements that certain events or conditions “may” or “will” occur.

Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that such expectations will prove to be correct. Such forward-looking statements are subject to risks, uncertainties and assumptions related to certain factors including, without limitation, obtaining all necessary approvals, meeting expenditure and financing requirements, compliance with environmental regulations, title matters, operating hazards, metal prices, political and economic factors, competitive factors, general economic conditions, relationships with vendors and strategic partners, governmental regulation and supervision, seasonality, technological change, industry practices, and one-time events that may cause actual results, performance or developments to differ materially from those contained in the forward-looking statements.  Accordingly, readers should not place undue reliance on forward-looking statements and information contained in this release. Rise undertakes no obligation to update forward-looking statements or information except as required by law.